Exhibit 99.1

For Immediate Distribution	Investor Relations Contact:
February 6, 2008	Brandon Pugh
(571) 434-5659
brandon.pugh@neustar.biz

Media Contact:
Marc Abshire
(571) 434-5151
marc.abshire@neustar.biz
NeuStar Reports Results for Fourth Quarter
and Full-Year 2007
Provides 2008 Guidance and Long-Term Performance Targets
STERLING, VA, February 6, 2008 — NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications and Internet industry, today announced consolidated results for the quarter and year ended December 31, 2007 and provided revenue, profitability and transaction guidance for the full year 2008, along with more specific details regarding the first quarter of 2008.
Summary of Fourth Quarter and Full-Year Results
Revenue for the fourth quarter of 2007 totaled $121.3 million, a 32% increase from $92.0 million in the fourth quarter of 2006. Net income totaled $29.5 million, or $0.37 per diluted share, compared to $18.6 million, or $0.24 per diluted share, in the fourth quarter of 2006.
Revenue for the 2007 fiscal year totaled $429.2 million, a 29% increase from $333.0 million in 2006. Net income for 2007 totaled $92.3 million, or $1.17 per diluted share, compared to $73.9 million, or $0.94 per diluted share, in 2006.
Discussion of Fourth Quarter and Full-Year Results
NeuStar’s year-over-year quarterly revenue growth of 32% and full-year revenue growth of 29% were driven primarily by increases in infrastructure transactions under its contracts to provide telephone number portability services in the United States, its expanded range of DNS services and growth in the use of U.S. Common Short Codes.
Transactions under NeuStar’s contracts to provide telephone number portability services in the United States totaled 89.7 million for the fourth quarter of 2007, 44% higher than the 62.2 million transactions for the fourth quarter of 2006; transactions totaled 318.5 million for the fiscal year 2007, 36% higher than the 234.4 million transactions for 2006.

Comparing other fourth quarter and full-year 2007 consolidated results to the corresponding periods in 2006:
•	Addressing revenue was $27.5 million for the fourth quarter of 2007, a 3% decrease for the comparable quarter of 2006, and $109.8 million for the 2007 fiscal year, a 6% increase over 2006;

•	Interoperability revenue was $18.5 million for the fourth quarter of 2007, a 19% increase over the comparable quarter in 2006, and $61.7 million for the 2007 fiscal year, a 9% increase over 2006; and

•	Infrastructure and other revenue was $75.3 million for the fourth quarter of 2007, an increase of 56% over the comparable quarter in 2006, and $257.7 million for the 2007 fiscal year, a 49% increase over 2006.
Total operating expense increased to $74.3 million in the fourth quarter of 2007, an increase of 23% from $60.3 million in the comparable quarter of 2006, and to $279.5 million for the full-year 2007, an increase of 33% from $210.3 million in the full-year 2006. As of December 31, 2007, the company had $198.7 million in cash, cash equivalents and short-term investments, compared to $146.0 million at September 30, 2007 and $58.3 million at December 31, 2006.
Business Outlook for 2008
NeuStar’s target for financial performance from 2008 through 2011 is to achieve 20% year-over-year consolidated revenue growth with EBITDA margins in excess of 40%. Consistent with this long-term target, NeuStar provided the following guidance for 2008 consolidated results:
•	Full year revenue to exceed $515 million, representing growth in excess of 20% over 2007.

•	Net income to exceed $103 million, resulting in net income per diluted share to exceed $1.29 in 2008 based on a diluted share total of 80.0 million.

•	Full year EBITDA to exceed $206 million, resulting in a 40% EBITDA margin and EBITDA per diluted share to exceed $2.58 in 2008 based on a diluted share total of 80.0 million.

•	Transactions under the company’s contracts to provide telephone number portability services in the United States are projected to grow:
o	in excess of 10% for the full year 2008 from the 2007 total of 318.5 million transactions; and

o	in excess of 18% in the first quarter of 2008 versus the first quarter of 2007 total of 71.2 million transactions.
•	For the first quarter of 2008, the company projects:
o	revenue to exceed $112 million, up 15% from the same quarter of last year; and

o	net income in the first quarter to exceed 17% of revenue.
Management Commentary
Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer said, “Through the fourth quarter, and all of 2007, NeuStar continued to outpace our revenue and profit projections. At the same time, we laid the foundation for new growth and revenue streams from our core number portability services and from our Ultra and NGM services, and achieved some key milestones in establishing platforms for continued long-term growth in enabling IP interoperability. NeuStar is well-positioned to achieve our long-term targets of in excess of 20% annual revenue growth and EBITDA in excess of 40% by continuing to innovate interoperability solutions that enable a wide range of customers to manage the increasing complexity in today’s communications and Web environment.”
Jeff Babka, NeuStar’s Chief Financial Officer, added, “2007 was another year of outstanding performance by NeuStar as measured by revenue growth, profitability and cash flow. While our 2008 transaction growth projection of 10% is markedly below recent full year trends, it is sufficient to drive revenue growth of at least 20% as a result of our having diversified our sources of revenue with high-growth, subscription-based, and recurring revenues.”
Reconciliation of Non-GAAP Financial Measures
In 2007, the company used Non-GAAP Adjusted Net Income as a supplemental measure to provide additional information that management believed would enhance investor understanding of the company’s financial performance. Management has recently evaluated the company’s use of Non-GAAP Adjusted Net Income, taking into account feedback received from investors and analysts. As part of this evaluation, the company reviewed its use of non-GAAP measures in connection with its internal budget processes, structuring of management incentive programs and targets, and its key decision making processes on strategic opportunities. As a result, the company believes that Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) is a more appropriate supplemental measure for investors than Non-GAAP Adjusted Net Income because of the company’s use of EBITDA as a useful supplemental metric for each of these functions. Further, NeuStar believes that a significant number of investors exclude non-cash expenses in reviewing the company’s financial results, and those of other companies, because the amounts of those expenses between companies can vary greatly depending on the assumptions used by an individual company.

Previously in this press release, the company delivered EBITDA guidance for 2008. To place this guidance in an appropriate context, the following is a reconciliation of net income to EBITDA for the years ended December 31, 2007 and 2008:

	Year Ended
	December 31,
	2007	2008(1)
	(in thousands, except per
	share data)
Net income	92,335	103,000
Add: Depreciation and amortization	37,731	39,424
Less: Other (expense) income	3,465	4,245
Add: Provision for income taxes	60,776	67,821

EBITDA	187,377	206,000

EBITDA per diluted share	$2.36	$2.58

Weighted average common shares outstanding	79,235	80,000

(1)	For purposes of creating a reconciliation to net income, the amounts expressed in this column are based on an estimated net income of $103 million.
EBITDA and EBITDA per diluted share are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that both measures will enhance our investors’ understanding of our financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides the foregoing historical and forward-looking reconciliations to the most directly comparable GAAP financial measures to allow investors to appropriately consider each non-GAAP financial measure.
Conference Call
As announced on January 28, 2008, NeuStar will conduct an investor conference call to discuss the company’s results today at 8:00 a.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz), or via telephone by dialing (866) 290-0916 (international callers dial (913) 312-0962). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern) Wednesday, February 13, 2008 by dialing (888) 203-1112 (international callers dial (719) 457-0820) and entering replay PIN 6328943, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).

NeuStar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, our ability to successfully integrate and support the operations of our acquisitions, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent periodic and current reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2007	2006	2007
	(unaudited)		(audited)	(unaudited)
Revenue:
Addressing	$28,351	$27,488	$103,858	$109,799
Interoperability	15,543	18,526	56,454	61,679
Infrastructure and other	48,128	75,260	172,645	257,694

Total revenue	92,022	121,274	332,957	429,172

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	23,684	24,531	86,106	94,948
Sales and marketing	14,917	18,231	47,671	70,833
Research and development	4,857	8,084	17,639	27,381
General and administrative	9,351	13,615	34,902	48,633
Depreciation and amortization	7,523	9,794	24,016	37,731

	60,332	74,255	210,334	279,526

Income from operations	31,690	47,019	122,623	149,646
Other (expense) income:
Interest expense	(373)	(476)	(1,300)	(1,694)
Interest and other income	1,295	1,963	4,024	5,159

Income before minority interest and income taxes	32,612	48,506	125,347	153,111
Minority interest	—	—	(95)	—

Income before income taxes	32,612	48,506	125,252	153,111
Provision for income taxes	14,054	18,990	51,353	60,776

Net income	$18,558	$29,516	$73,899	$92,335

Net income per common share:
Basic	$0.25	$0.38	$1.02	$1.22

Diluted	$0.24	$0.37	$0.94	$1.17

Weighted average common shares outstanding:
Basic	73,894	76,815	72,364	75,954

Diluted	78,765	79,570	78,267	79,235

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2007
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$58,252	$198,678
Restricted cash	—	488
Accounts receivable, net and unbilled receivables	53,918	77,015
Prepaid expenses and other current assets	14,971	20,048
Income taxes receivable	893	—
Deferred tax assets	7,641	13,907

Total current assets	135,675	310,136

Property and equipment, net	42,678	56,191
Goodwill and intangible assets, net	257,051	240,944
Deferred tax assets, long-term	4,500	—
Other non-current assets	8,355	9,390

Total assets	$448,259	$616,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$53,079	$57,243
Income taxes payable	—	3,254
Deferred revenue	22,923	32,236
Notes payable and capital lease obligations	5,135	6,012
Accrued restructuring reserve	368	413
Other liabilities	200	108

Total current liabilities	81,705	99,266

Deferred revenue, long-term	17,921	18,063
Notes payable and capital lease obligations, long-term	3,925	10,923
Accrued restructuring reserve, long-term	2,206	1,793
Deferred tax liabilities, long-term	—	2,215
Other liabilities, long-term	1,356	3,866

Total liabilities	107,113	136,126

Total stockholders’ equity	341,146	480,535

Total liabilities and stockholders’ equity	$448,259	$616,661

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